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                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [ ] Definitive Proxy Statement

     [X] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       Captec Net Lease Realty, Inc.
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     [ ] Fee paid previously with preliminary materials.

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                                          CAPTEC NET LEASE REALTY, INC.
                                          24 FRANK LLOYD WRIGHT DRIVE
                                          LOBBY L, 4TH FLOOR - P.O. BOX 544
                                          ANN ARBOR, MI 48106
                                          WWW.CAPTEC.COM

                                          NASDAQ:CRRR

AT THE COMPANY:                                     AT THE FINANCIAL RELATIONS BOARD:
Patrick L. Beach        W. Ross Martin              Leslie Hunziker     Georganne Palffy
President & CEO         Chief Financial Officer     General Info.       Analysts/lnvestors
(734) 994-5505          (734) 994-5505              (312) 640-6760      (3l2) 640-6768

FOR IMMEDIATE RELEASE
TUESDAY, AUGUST 1, 2000

      CAPTEC NET LEASE REALTY RECEIVES SUPPORT FOR CURRENT BOARD FROM ISS,
                NATION'S LEADING INDEPENDENT VOTING ADVISORY FIRM

ANN ARBOR, MICHIGAN, AUGUST 1, 2000--CAPTEC NET LEASE REALTY, INC. (NASDAQ:
CRRR) today reported that Institutional Shareholder Services (ISS), the nation's leading independent proxy advisory firm, has recommended that its subscribers vote FOR the re-election of Captec's director nominees and reject the slate of director nominees proposed by Phillip Goldstein of Opportunity Partners, L.P. at its August 9, 2000, annual meeting of shareholders.

In its analysis, ISS said, "We believe that the dissident case is a weak one. Mr. Goldstein seeks total control of the Captec board with less than a three-percent ownership stake and proposes a slate of directors with limited real estate experience." The report goes on to state that Captec has done a reasonably good job in improving the company's financial results in a difficult environment for REITs, and that Mr. Goldstein himself told ISS that he had no real problem with the company's operating performance.

The ISS report also concluded that Captec shareholders should vote AGAINST two proposals submitted by shareholders. One proposal, if enacted, would severely limit the company's ability to provide indemnification insurance to its officers, directors and employees. ISS said, "We agree with management. The total elimination of director and employee indemnification, even in the case of error, has the potential to severely inhibit the company's efforts to attract qualified employees and directors."

The second proposal called for an investigation of the company's abandoned plan of merger. ISS recommends a vote AGAINST this proposal. According to its report, ISS has thoroughly reviewed Captec's preliminary proxy materials, and believes the company provided adequate disclosure in terms of potential benefits and risks associated with the restructuring, as well as the board's and special committee's deliberations in approving the transaction.

                                     -more-


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Captec Net Lease Realty, Inc.
Add 1

Institutional Shareholder Services, based in Rockville, Md., is an independent advisor to more than 500 institutional shareholders on corporate governance and proxy voting matters, including proxy contests, management and shareholder resolutions, and other shareholder-related issues.

Patrick L. Beach, chairman and CEO of Captec Net Lease Realty, Inc. said, "We are gratified that ISS, a highly respected independent advisor, recommends support for our nominees and agrees with our recommendation against the two shareholder proposals. Captec's Board and management are committed to implementing the right strategic, operational and financial steps to achieve the most value for our shareholders."

Captec encourages its shareholders to promptly sign, date and return their WHITE proxy cards by August 8, 2000. If you cannot send your proxy card by regular mail in time to be received by August 8, 2000, you may fax your card to 212/440-9009. If you need assistance with voting your shares, you may call Georgeson Shareholder Communications Inc. toll-free at 800-223-2064.

ABOUT CAPTEC

Captec Net Lease Realty, Inc. is a real estate investment trust (RLIT) that invests in long-term net leased restaurant and retail properties. At June 30, 2000, Captec owned and/or managed a diversified portfolio of 253 freestanding restaurant, retail and entertainment properties throughout the United States.

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